UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Carver Bancorp, Inc.
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TABLE OF CONTENTS

COVER LETTER
NOTICE OF ANNUAL MEETING
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
CORPORATE GOVERNANCE
2013 COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE AT MARCH 31, 2013
OUTSTANDING EQUITY AWARDS AT MARCH 31, 2013
BENEFIT PLANS
EMPLOYMENT AND OTHER AGREEMENTS WITH EXECUTIVE OFFICERS
DIRECTOR COMPENSATION AT MARCH 31, 2013
ADDITIONAL INFORMATION
PROXY CARD

August 16, 2013
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Carver Bancorp, Inc. (“Carver”), the holding company for Carver Federal Savings Bank, which will be held on Wednesday, September 25, 2013, 10:00 a.m., at the Studio Museum in Harlem, 144 West 125th Street, New York, New York (the “Annual Meeting”). We also invite you to join members of our Board of Directors and Management Team for light refreshments beginning at 9:30 a.m.
With this letter, we are including the Notice of Annual Meeting of Stockholders, the proxy statement, the proxy card and our 2013 Annual Report. The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of Carver, as well as representatives of KPMG LLP, the accounting firm appointed by the Finance and Audit Committee of the Board of Directors to be Carver's independent auditors for the fiscal year ending March 31, 2014, will attend the Annual Meeting. In addition, management will report on the operations and activities of Carver, and there will be an opportunity for you to ask questions about Carver's business.
The Board of Directors of Carver recommends a vote “FOR” all nominees for election as director (“Proposal One”), “FOR” the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2014 (“Proposal Two”), “FOR” the advisory (non-binding) approval of the compensation of our named executive officers (“Proposal Three”) and “FOR” the “One Year” frequency to vote on executive compensation (“Proposal Four”).

You may vote by telephone or over the Internet, as well as by using the traditional proxy card. See the enclosed proxy card or page 2 of the attached proxy statement for instructions on these methods of voting.
The Board of Directors, management and employees of Carver thank you for your ongoing support and continued interest in Carver. We hope that you will join us at the Annual Meeting.
Sincerely yours,

/s/ Deborah C. Wright
___________________________________

Deborah C. Wright
Chairman and Chief Executive Officer

Your vote is important. Please complete, sign and return the enclosed proxy card or vote by telephone promptly, whether or not you plan to attend the Annual Meeting.

CARVER BANCORP, INC.
75 West 125th Street
New York, New York 10027-4512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 25, 2013

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Carver Bancorp, Inc. (“Carver”) will be held on September 25, 2013, at 10:00 a.m., at the Studio Museum in Harlem, 144 West 125th Street, New York, New York.
At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

1.	To elect three directors, each to serve for a three-year term and until their respective successors has been elected and qualified;

2.	To ratify the appointment of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2014;

3.	Advisory (non-binding) approval of the compensation of our named executive officers as described in the proxy statement; and

4.	An advisory, non-binding proposal with respect to the frequency that shareholders will vote on our executive compensation.
If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual Meeting to another time or place or both for the purpose of soliciting additional proxies or otherwise, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment. As of the date of the proxy statement, Carver's management is not aware of any other such business.
The Board of Directors has fixed August 6, 2013 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of Carver as of the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at Carver Federal Savings Bank, 75 West 125th Street, New York, New York, for a period of twenty days prior to the Annual Meeting and will also be available at the Annual Meeting.
Please promptly sign, date and return the enclosed Proxy Card or vote by Telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone or via the internet at www.voteproxy.com and follow the instructions. Please have your proxy card available when you call or access the web page and use the Carver Number and Account Number shown on your proxy card. You may revoke the proxy at any time prior to its exercise in the manner described in the attached proxy statement.
By Order of the Board of Directors,

/s/ Sonya L. Crosswell
__________________________________________________________
Sonya L. Crosswell
Vice President, Corporate Secretary and Assistant General Counsel
August 16, 2013

CARVER BANCORP, INC.
75 West 125th Street
New York, New York 10027-4512

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
September 25, 2013

GENERAL INFORMATION

General
This proxy statement and accompanying proxy card are being furnished to stockholders of Carver Bancorp, Inc. in connection with the solicitation of proxies by the Board of Directors of Carver to be used at the annual meeting of stockholders that will be held on Wednesday, September 25, 2013, at 10:00 a.m., at the Studio Museum in Harlem, 144 West 125th Street, New York, New York, and at any adjournment or postponement thereof (the “Annual Meeting”). The accompanying Notice of Annual Meeting and proxy card, and this proxy statement, are first being mailed to stockholders on or about August 16, 2013.
Carver Bancorp, Inc., a Delaware corporation, operates as a savings and loan holding company for Carver Federal Savings Bank. In this proxy statement, we refer to Carver Bancorp, Inc. as “Carver” and Carver Federal Savings Bank as “Carver Federal” or the “Bank.”
Important notice regarding the availability of proxy materials for the September 25, 2013 Annual Meeting of Stockholders: The Proxy Statement for the September 25, 2013 Annual Meeting of Stockholders is available at http://www.carverbank.com/proxy.
Who Can Vote
The Board of Directors of Carver has fixed the close of business on August 6, 2013 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. As of the close of business on August 6, 2013, the outstanding voting stock of Carver consisted of 3,697,328 shares of common stock, par value $.01 per share (“Common Stock” or “Voting Stock”). The holders of record of a majority of the total number of votes eligible to be cast in the election of directors represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.
How Many Votes You Have
Each holder of shares of Common Stock outstanding on August 6, 2013 will be entitled to one vote for each share held of record (other than Excess Shares, as defined below) upon each matter properly submitted at the Annual Meeting. As provided in Carver's Certificate of Incorporation, record holders of Voting Stock on behalf of a person who beneficially owns in excess of 10% of the outstanding shares of Voting Stock (“Excess Shares”) shall be entitled to cast only one-hundredth of one vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Carver's Certificate of Incorporation authorizes the Board of Directors to interpret and apply the provisions of the Certificate of Incorporation and Bylaws governing Excess Shares and to determine on the basis of information known to it after reasonable inquiry of all facts necessary to ascertain compliance with the Certificate of Incorporation, including, without limitation: (1) the number of shares of Voting Stock beneficially owned by any person or purported owner; (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner; and (3) whether a person or purported owner has an agreement or understanding with any person or purported owner as to the voting or disposition of any shares of Voting Stock.

How You Can Vote
If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the following methods:
Vote by Internet, by going to the web address http://www.voteproxy.com and following the instructions for Internet voting shown on the enclosed proxy card.
Vote by Phone, by dialing 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Carver Number and Account Number shown on your proxy card.
Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided.
If you vote by telephone or by Internet, please do not mail your proxy card.
If you return your signed proxy card or use telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For example, for the election of directors, you may (1) vote “FOR” all the nominees, (2) “WITHHOLD” authority for all nominees or (3) Vote “FOR ALL EXCEPT.” See “Proposal One-Election of Directors.” For Proposal Two and Proposal Three, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting. For Proposal Four, you may vote to consider the resolution every “ONE YEAR”, “TWO YEARS” or “THREE YEARS”, or you may “ABSTAIN” from voting.
If you send in your proxy card or use telephone voting, but do not specify how you want to vote your shares, the named proxies will vote “FOR” the nominees for election as director (“Proposal One”), “FOR” the ratification of the appointment of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2014 (“Proposal Two”), “FOR” the advisory (non-binding) approval of compensation of named executive officers (“Proposal Three”), and “FOR” the “ONE YEAR” frequency to vote on executive compensation (“Proposal Four”).
Important Information Regarding Beneficial Ownership and Record Ownership

If you hold your shares in “street name” (i.e., in a brokerage account), you are not considered to be the “record holder” of those shares. Instead, you are the “beneficial owner” of those shares and your broker is the “record holder.” If you hold your shares in street name, your broker is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker may allow you to provide voting instructions by telephone. Please see the instruction form provided by your broker that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you want to vote your shares of Carver stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.
Votes Required
Proposal One. Directors are elected by a plurality of votes cast in person or by proxy at the Annual Meeting. The three nominees receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected to the Board of Directors. As such, if you do not vote for a nominee, your vote will not count “FOR” or “AGAINST” the nominee. If you “WITHHOLD” authority for any nominee, your vote will not count “FOR” or “AGAINST” the nominee, unless you properly submit a new proxy card or vote at the Annual Meeting. You may not vote your shares cumulatively for the election of directors. Broker non-votes will have no effect on the election of directors.

Proposal Two. The ratification of the appointment of KPMG LLP as Carver's independent auditors requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Therefore, if you “ABSTAIN” from voting on this proposal, it has the same effect as if you voted “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal Three. On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. The ARRA requires, among other things, every participant of the Troubled Asset Relief Program (“TARP”), such as Carver, to permit a non-binding shareholder vote to approve the compensation of the participant's named executive officers. Accordingly, we are asking you to approve the compensation of the named executive officers as described under “Executive Compensation” in this proxy statement. Approval of this proposal requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “against” the proposal, and broker non-votes will have no effect on the outcome of the proposal. Your vote is advisory and will not be binding upon the Board of Directors of Carver. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Proposal Four.    In accordance with Section 14A of the Exchange Act, we are providing a shareholder advisory vote to approve the compensation of executives (Proposal Three) this year and will do so at least once every three years thereafter. Pursuant to Section 14A of the Exchange Act, at the 2013 Annual Meeting, we are also asking shareholder to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years, or every three years. Approval of this proposal requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the proposal. Your vote is advisory and will not be binding upon the Board of Directors of Carver. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of future “say-on-pay” advisory votes.
Revocability of Proxies
If you are a stockholder whose shares are registered in your name, you may revoke your grant of a proxy at any time before it is voted at the Annual Meeting by:

•	filing a written revocation of the proxy with Carver's Secretary;

•
submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the telephone voting instructions, (2) following the Internet voting instructions or (3) completing, signing, dating and returning a proxy card to Carver; or

•	attending and voting in person at the Annual Meeting.

If you are a stockholder whose shares are not registered in your name, you may revoke your proxy by contacting your bank, broker or other holder of record for revocation instructions.
We are soliciting proxies only for the Annual Meeting. If you grant us a proxy to vote your shares, the proxy will be exercised only at the Annual Meeting.
Solicitation of Proxies
Carver will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to Carver stockholders. In addition to solicitation of proxies by mail, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication or by Morrow & Co., LLC (“Morrow”) which we have retained to assist in the solicitation of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and Morrow will receive a fee of $3,500 plus reasonable out-of-pocket expenses for its services. Carver will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 6, 2013, certain information as to shares of Voting Stock beneficially owned by persons owning in excess of 5% of any class of Carver's outstanding Voting Stock. Carver knows of no person, except as listed below, who beneficially owned more than 5% of any class of the outstanding shares of Carver's Voting Stock as of August 6, 2013. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission (“SEC”) and with Carver pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of these tables, of any shares of stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after August 6, 2013. As used in this proxy statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding(1)
U.S. Department of the Treasury c/o The Bank of New York Mellon 2 Hanson Place Brooklyn, NY 11217	2,321,286 (2)	62.8%

_______________________

(1)
On August 6, 2013, there were 3,697,328 outstanding shares of Common Stock. On October 27, 2011, Carver completed a 1-for-15 reverse stock split, which reduced the number of outstanding shares of common stock from 2,492,415 to 166,161.

(2)
On October 28, 2011, the U.S. Treasury exchanged the Series B preferred stock it owned as part of the Community Development Capital Initiative for 2,321,286 shares of Common Stock and its Series C Preferred stock converted into 1,208,039 shares of Common Stock and 45,118 shares of Series D preferred stock. Series C stock was previously reported as Mezzanine equity, and upon conversion to Common Stock and Series D is now reportable as stockholders' equity.

Security Ownership of Management
The following table sets forth information about the shares of Voting Stock beneficially owned by each nominee, each Continuing Director (as defined herein), each Named Executive Officer identified in the Summary Compensation Table included in this proxy statement, and all directors and executive officers of Carver or Carver Federal, as a group, as of August 6, 2013. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Voting Stock indicated and none of the shares are pledged as security.

Name	Title	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Common Stock Outstanding (2)

Deborah C. Wright	Chairman and Chief Executive Officer	6,893	*
Samuel J. Daniel	Director	103	*
Robert Holland, Jr.	Director	1,024	*
Pazel G. Jackson, Jr.	Director	88	*
Janet L. Rollé	Director	133	*
Robert R. Tarter	Director	102	*
Susan M. Tohbe	Director	133	*
Michael T. Pugh	President and Chief Operating Officer	—	—
David L. Toner	Senior Vice President, Chief Financial Officer	333	*
John Spencer	Senior Vice President, Chief Operations and Information Technology Officer	333	*
James Raborn	Senior Vice President, Loan Workout Officer	—	—
All directors and other executive officers as a group persons (11 persons)		9,142	*

* Less than 1% of outstanding Common Stock.

(1)
Amounts of equity securities shown include shares of common stock subject to options exercisable within 60 days as follows: Ms. Wright - 3,968; Mr. Tarter - 66; Ms. Rollé - 40; Ms. Tohbe - 40; all officers and directors as a group - 4,114.

Amounts of equity securities shown also include shares of common stock subject to options that are not exercisable within 60 days as follows: Ms. Rollé - 26; Ms. Tohbe - 26; all officers and directors as a group - 52.
Amounts of equity securities shown include unvested shares of restricted stock awarded to the executive officers and directors under the 2006 Stock Incentive Plan, which such executive officers and directors have neither voting nor dispositive power, as follows: Ms. Rollé - 26; Ms. Tohbe - 26; Mr. Spencer - 134; Mr. Toner - 134; all officers and directors as a group - 320.

(2)
Percentages with respect to each person or group of persons have been calculated on the basis of 3,697,328 shares of Common Stock, exclusive of shares held by Carver the total number of shares of Common Stock outstanding as of August 6, 2013 plus the number of shares of Common Stock which such person or group has the right to acquire within 60 days after August 6, 2013 by the exercise of stock options.

PROPOSAL ONE ELECTION OF DIRECTORS

General
The Certificate of Incorporation of Carver provides that Carver's Board of Directors shall be divided into three classes, as nearly equal in number as possible. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are elected and qualified.
Carver's Board of Directors has the discretion to fix the number of directors by resolution and has so fixed this number at seven (7). The terms of three directors expire at the Annual Meeting. Mr. Pazel G. Jackson, Jr., Ms. Susan M. Tohbe, and Ms. Deborah C. Wright, whose terms are expiring, have been nominated and approved by Carver's Nominating/Corporate Governance Committee and ratified by the Board of Directors to be re-elected at the Annual Meeting to serve for a term of three years and until their respective successors are elected and qualified.
Each nominee has consented to being named in this proxy statement and to serve if elected. However, if any nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend, or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.
Information Regarding Nominees and Continuing Directors
The following table sets forth certain information with respect to the nominees for election as a director and each director whose term does not expire at the Annual Meeting (“Continuing Director”). There are no arrangements or understandings between Carver and any director or nominee pursuant to which such person was elected or nominated to be a director of Carver. For information with respect to the ownership of shares of the Common Stock by each director and nominee, see “Security Ownership of Certain Beneficial Owners and Management-Security Ownership of Management.”

Name	Age	End of Term	Position Held with Carver and Carver Federal	Director Since
Nominees for Term Expiring in 2013

Pazel G. Jackson, Jr.	81	2013	Director	1997
Susan M. Tohbe	65	2013	Director	2010
Deborah C. Wright	55	2013	Chairman and Chief Executive Officer	1999

Continuing Directors
Robert Holland, Jr.	73	2014	Lead Director	1999
Janet L. Rollé	51	2014	Director	2010
Dr. Samuel J. Daniel	63	2015	Director	2006
Robert R. Tarter	65	2015	Director	2006

Directors' Backgrounds
The principal occupation and business experience of each nominee for election as director and each Continuing Director is set forth below.
Nominees for Election as Director
The Nominating/Corporate Governance Committee of the Board of Directors nominated, and the Board of Directors approved, the following individuals for election as Director:
Pazel G. Jackson, Jr., has been a member of the Board of Directors of Carver Bancorp, Inc. and Carver Federal since 1997. Mr. Jackson retired as Senior Vice President of JPMorgan Chase in 2000. During his 37-year career in banking, Mr. Jackson held positions of increasing responsibility at JPMorgan Chase, Chemical Bank, Texas Commerce Bank and the Bowery Savings Bank. Most recently, from January 1995 to 2000, Mr. Jackson was responsible for mortgage market development throughout the United States for JPMorgan Chase. His prior positions included Senior Credit Officer of Chemical Mortgage Company, Business Manager of Chemical Mortgage Division, Chief Lending Officer of Bowery Savings Bank and Marketing Director of Bowery Savings Bank. Mr. Jackson was formerly Vice-Chairman of the Battery Park City Authority and formerly Chairman of The Mutual Real Estate Trust. Mr. Jackson is a licensed Professional Engineer with more than 16 years of senior management experience in design and construction. Mr. Jackson earned B.C.E. and M.C.E. degrees from the City College of New York, an M.B.A. from Columbia University and a Doctorate in Business Policy Studies from Pace University in New York. Mr. Jackson's extensive senior level banking experience, including his extensive lending and real estate experience, coupled with his advanced formal education, has given him front-line exposure to many of the issues facing Carver, as well as valuable insight needed as Chairman of the Asset Liability and Interest Rate Risk Committee.
Susan M. Tohbe is an owner and manager of Peterson County LLC, a real estate investment, development and management company with properties principally located in Connecticut. At Peterson County, Ms. Tohbe directs the financial operations and manages the portfolio of low-income tenant apartment buildings. Prior to joining Peterson County in 2001, Ms. Tohbe was Chief Financial Officer of the Mashantucket Pequot Tribal Nation, the owners of the Foxwoods Resort Casino, several other hotel properties, commercial real estate, a nationwide pharmaceutical distribution network, and other operations which were as diverse as shipbuilding and ferry operations, the construction and operation of the $200 million Pequot Museum and Research Center. In addition, she oversaw the $350 million annual government budget, covering the costs of managing the reservation and the health and welfare of the Tribe. Prior to that, Ms. Tohbe held Chief Financial Officer positions at J.M. Huber Corporation in Edison, New Jersey, and The Oakland Tribune in Oakland, California. She also served as a Senior Vice President of Bank of America's World Banking Group, where she was responsible all aspects of the group's financial operations. Ms. Tohbe has served on the boards of the California Public Employees Retirement System (“CalPERS”), Pacific Gas & Electric Nuclear Decommissioning Trust, Mills College, San Francisco Ballet, and Catalyst. Ms. Tohbe holds an M.B.A and B.A. from the University of California, Berkeley. Ms. Tohbe's extensive experience in running her own company focused on providing housing and real estate development, in addition to her experience as the chief financial officer at several organizations, bring valuable business and leadership skills and financial acumen to the Board in furtherance of its objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to Carver.
Deborah C. Wright is Chairman and Chief Executive Officer of Carver and Carver Federal. Ms. Wright has held the title of Chief Executive Officer since June 1, 1999 and the Board of Directors elected her to the post of Chairman in February 2005. Prior to joining Carver in June 1999, Ms. Wright was President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation, a position she had held since May 1996. She previously served as Commissioner of the Department of Housing Preservation and Development under Mayor Rudolph W. Giuliani from January 1994 through March 1996. Prior to that appointment, Mayor David N. Dinkins appointed Ms. Wright to the New York City Housing Authority Board, which manages New York City's 189,000 public housing units. Ms. Wright serves on the boards of Time Warner Inc., where she chairs the Audit and Finance Committee, The Partnership for New York City, and Sesame Workshop. She is a member of the Board of Managers of the Memorial Sloan-Kettering Cancer Center. Ms. Wright previously served on the Board of Directors of Kraft Foods Inc., where she chaired the Compensation Committee and the Public Affairs Committee. Ms. Wright earned A.B., J.D. and M.B.A. degrees from Harvard University. Ms. Wright brings strong and broad financial services and management experience to the Board, as well as a deep understanding of Carver's business, operations, urban consumer and international marketplace, and the economic and regulatory environment in which Carver operates.
The Board of Directors Recommends a Vote
“FOR” Each Nominee for Election as Director.

Please Mark Your Vote on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

Continuing Directors
Robert Holland, Jr. is a Corporate Director, Managing Partner, Chief Mentor and Advisory Board member of Essex Lake Group, LLC an international profit enhancement firm that specializes in the application of granular-level modeling and analytics techniques. Unrelated, Mr. Holland is also in the preliminary stages of developing a fund to invest in mid cap businesses in West Africa. Just prior to these initiatives he was a General Partner with Cordova, Smart & Williams, LLC, a New York based private equity firm. From 1997 to 2001, he was Chairman and Chief Executive Officer of Workplace Integrators; a company he built into one of the largest Steelcase Office Furniture dealerships in the United States. Mr. Holland was formerly President and Chief Executive Officer of Ben & Jerry's, Chairman and Chief Executive Officer of Rokher-J, Inc., a New York-based holding company that participates in business development projects and provides strategy development assistance to senior management of major corporations, and a partner with the consulting firm McKinsey & Company. Mr. Holland is a member of the Boards of Directors of Lexmark International, Inc., and the Harlem Junior Tennis Program. He previously served on the Board of Directors of YUM Brands, Inc. and Research Corporation for the Science Advancement and the Harlem Junior Tennis Program. Mr. Holland was formerly Vice Chairman of the Board of Trustees of Spellman College and was formerly a member of the Executive Board of the Harvard Journal of African-American Public Policy. Mr. Holland brings a breadth and depth of international and domestic operations, strategic planning, corporate governance and marketing, experience to the Board. His background as the chief executive officer and director of several corporations gives him a unique perspective and understanding of the responsibilities and duties of managing an institution like Carver.
Janet L. Rollé recently served as Executive Vice President and Chief Marketing Officer of CNN Worldwide. Prior to joining CNN Worldwide in April 2011, Ms. Rollé was Executive Vice President and Chief Marketing Officer of BET Networks from April 2007 to March 2011. In that role, Ms. Rollé directed brand, marketing and creative strategy for all businesses of BET Networks. From 2005 to 2007, Ms. Rollé served as Vice President and General Manager of AOL's affinity websites, AOL Black Voices and the 10 websites in AOL Women's & Lifestyle category. Ms. Rollé was previously Vice President, Programming Enterprises and Business Development at MTV Networks, responsible for growing revenue at VH1 and Country Music Television. Ms. Rollé began her career at Home Box Office (“HBO”), holding positions including Special Assistant to the Chairman, and Director of Marketing and New Media, for the video division of HBO. Ms. Rollé holds an M.B.A. from Columbia University and a B.F.A. from the State University of New York, Purchase. She currently serves on the Board of Directors of the American Foundation for the University of the West Indies. She previously served on the Nominating Committee for the Board of Directors of the United States Tennis Association. Ms. Rollé's experience in marketing to diverse constituencies will greatly improve Carver's ability to address the needs of the changing communities it serves.
Dr. Samuel J. Daniel is an Attending Physician in the Department of Gastroenterology and Assistant Chief of Gastroenterology Division, effective January 2013, at St. Luke's-Roosevelt Hospital Center- Continuum Health Partners Inc. Dr. Daniel is also a Clinical Professor of Medicine at Columbia University's College of Physicians and Surgeons. From 2001 to 2010, Dr. Daniel was President and Chief Executive Officer of North General Hospital. From 1998 to 2001, Dr. Daniel was the Medical Director and Director of Medicine at North General Hospital. From 1994 to 1999, Dr. Daniel was the Program Director of the North General Hospital Internal Medicine Residency Program and the Hospital's Chief of Gastroenterology. Dr. Daniel is a Diplomat of the American Board of Internal Medicine and Gastroenterology and has various board memberships and affiliations with a number of distinguished medical and civic organizations. Dr. Daniel has broad experience in the management and oversight of consumer businesses through his service as Chief Executive Officer of North General Hospital. Dr. Daniel's experience in the healthcare industry, combined with his management and leadership skills, bring a unique perspective and significant expertise in operations, management and strategic planning which is important to Carver. In addition, Dr. Daniel's prior service to the Harlem community brings an in depth knowledge and understanding about Carver, its mission, and the communities Carver serves.
Robert R. Tarter retired in 2009 as an Executive Vice President of the State Street Corporation, which he joined in 1994. Mr. Tarter held several executive level positions during his tenure with State Street, most recently as head of the Global Relationship Management Group and prior to that as head of Institutional Investor Services with responsibility for State Street's North American investment servicing business for institutional clients. Before joining

State Street Corporation, Mr. Tarter spent more than 20 years at Bankers Trust in corporate banking. Mr. Tarter is a member of the boards of the Immokalee Foundation and the Naples Shelter for Abused Women and Children, and a member of the Executive Leadership Council. Mr. Tarter's long financial services career brings to the Board an in depth understanding of banking and the issues facing the industry, experience in addressing these issues and the skills to assist management oversee Carver's lending, finance, and real estate businesses.
Executive Officers of Carver and Carver Federal
Biographical information for Carver's executive officers who are not directors is set forth below. Such executive officers are officers of Carver and Carver Federal.
Executive Officers
Michael T. Pugh, 41, was appointed President and Chief Operating Officer, effective January 2013, overseeing new business initiatives and operating divisions, including lending, retail, operations and marketing. In 2012, Mr. Pugh was Carver's Chief Revenue Consultant, focusing on redesigning its business strategy, management structure and related processes. Mr. Pugh is a retail banking veteran for more than 20 years. His extensive experiences includes leading teams of up to 600 associates in consumer and business banking, residential lending, and call center operations. Mr. Pugh's experience also includes serving as a critical leader in bank system integrations, launching new lines of business, and executing de novo market strategies. Prior to joining Carver in August 2012, Mr. Pugh worked at Capital One, N.A., as Senior Vice President, Regional Executive and Market President of the Eastern Maryland, Delaware and Washington, D.C. markets. He is a board member for several nonprofit organizations, including Mid-Atlantic Regional Chapter of Operation Hope and The Society for Financial Education and Professional Development. He earned a B.S. degree in Health Administration from Eastern Michigan University.
David Toner, 51, is Senior Vice President and Chief Financial Officer of Carver, effective June 2013. Mr. Toner previously held the position of Controller. Prior to joining Carver in December 2009, Mr. Toner spent more than 20 years with Citigroup in various financial control positions in the United States and Europe, including serving as Chief Financial Officer of Citigroup's Community Development business from 2004 through 2007. Prior to joining Citigroup in 1987, Mr. Toner held various audit positions with Deloitte & Touche (formerly Deloitte, Haskins & Sells). Mr. Toner is a certified public accountant. He received his M.B.A. in Finance, with a concentration in International Business, from the Stern School of Business at New York University and his B.S. in Accounting, summa cum laude, from the Haub School of Business at Saint Joseph's University. He is a member of the Board of Visitors (advisory board) for the Haub School of Business and a member of the New York Alumni Council for Saint Joseph's University.
Luciá Cameron, 51, is Senior Vice President and Chief Human Resources Officer. Ms. Cameron joined Carver in June 2011 from Credit Suisse where she served as a Vice President/Human Resources Business Partner. Ms. Cameron was responsible for partnering with senior management to provide strategic human resources support in the areas of talent management, organizational development, employee relations, and managing employee capital. Prior to that, Ms. Cameron held various senior level Human Resources Business Partner and Training Specialist roles at a number of global institutions including Edelman Public Relations, Colgate Palmolive, and AOL Time Warner. She served as a regional Diversity Manager and Employee Assistance Program Counselor at American Express and was a practicing licensed psychotherapist for over 10 years. Ms. Cameron received a Masters of Social Work from the New York University School of Social Work and a Bachelor of Arts from the State University of New York at Stony Brook. Ms. Cameron is affiliated with the Society for Human Resource Management.
Blondel A. Pinnock, 45, is Senior Vice President, Carver Federal Savings Bank and President of Carver Community Development Corporation.  Ms. Pinnock joined Carver in April 2008. Prior to joining Carver, Ms. Pinnock was Senior Vice President of Bank of America where she was a community development lender and business development officer. Ms. Pinnock has over a ten-year background in financing the development of residential and commercial real estate projects located within low and moderate income neighborhoods throughout New York City and outlying areas. Prior to her tenure at Bank of America, Ms. Pinnock worked as counsel and deputy director for the New York City's Housing, Preservation and Development Department's Tax Incentives Unit, where she assisted in the implementation of the City's real estate tax programs for low, moderate and market rate projects.  She earned a B. A. from Columbia College and a J. D. from Hofstra University School of Law.
James A. Raborn, 50, is Senior Vice President and Manager of Loan Workout and Loss Mitigation.  Mr. Raborn joined Carver in April 2011 from Emigrant Bank where he served as First Vice President and Director of Foreclosure/Real Estate Owned for about four years.  Mr. Raborn was responsible for oversight and management of a large volume of non-performing residential and commercial loans while at Emigrant.  Prior to that Mr. Raborn was Counsel with the law firm of Riker Danzig Scherer Hyland & Perretti LLP in Morristown, New Jersey for over ten years.  While at Riker Danzig, Mr. Raborn had an extensive real estate litigation practice and tried numerous cases involving real estate or real estate related issues.  Mr. Raborn was also an Associate at the law firm of Norris McLaughlin & Marcus in Somerville, New Jersey for about three years.  Immediately after graduating from law school, Mr. Raborn completed two, one year judicial clerkships with the Honorable Daniel H. Huyett, Judge, United States District Court for the Eastern District of Pennsylvania and the Honorable Stephen Skillman, Appellate Judge, Superior Court of New Jersey, Appellate Division.  Mr. Raborn is a member of the New Jersey and Pennsylvania (inactive) bars.   He received his juris doctor degree with honors from Rutgers University, Camden in May 1988. Mr. Raborn graduated cum laude from Tulane University, College of Arts and Sciences in May 1985 where he received his bachelor of arts degree In history and political science.
John F. Spencer, 48, is Senior Vice President and Chief Information Technology and Operations Officer of Carver. Mr. Spencer was promoted in 2013 from his prior position as Senior Vice President and Chief Retail Officer of Carver Federal Savings Bank. Mr. Spencer joined Carver in February 2009 after 22 years at JP Morgan Chase where he held several management positions in Retail Sales/Customer Service, Audit, and Operations Management. Additionally, he served as a Branch Administration Executive for the bank's Retail Division, supporting a network with 700 branches, and over $50 billion in deposits. Mr. Spencer has a proven record of accomplishment of operational excellence. He has significant experience in Retail Bank merger integration, and has participated in Six Sigma Methodology projects. He earned a B.A. in Banking and Finance from Pace University.
Alfredo V. Assad, 55, is Senior Vice President and Chief Lending Officer. Mr. Assad brings over 24 years of experience in lending. Mr. Assad joined Carver in November 2011, as a consultant assisting Carver in asset generation and rebuilding its Lending Department. Prior to joining Carver, as a Director and the President of New York National Bank, Mr. Assad restructured and returned to profitability this 25 year-old community bank with approximately $150 million in assets. Mr. Assad has also held lending, management, and treasury positions at Banco Popular North America, Credit Communal de Belgique and M&T Bank. Mr. Assad has a B.A. in Economics from Harvard University and an M.B.A. from Columbia University.
Transactions with Certain Related Persons
Applicable law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Carver Federal offers loans to its directors, officers and employees, which loans are made in the ordinary course of business and are not made with more favorable terms nor do they involve more than the normal risk of collectability or present unfavorable features. Furthermore, loans above the greater of $25,000, or 5% of Carver Federal's capital and surplus (up to $500,000), to Carver Federal's directors and executive officers must be approved in advance by a majority of the disinterested members of Carver Federal's Board of Directors. As of the date of this proxy statement, neither Carver nor Carver Federal had made any loans or extensions of credit to any of its executive officers or directors.
Stock Ownership
Carver encourages its officers and directors to own stock in Carver, and a portion of the compensation of its officers and directors is stock-based, as described below under “Compensation Discussion and Analysis-Total Compensation Program Components.” Carver's Corporate Governance Principles encourage directors to hold a meaningful number of shares in Carver, and, so long as they remain on the Board of Directors, Board members are expected to retain a majority of the shares of Company common stock purchased in the open market or received pursuant to their service as Board members. Information regarding stock ownership of Carver's directors and executive officers is set forth under “Compensation Discussion and Analysis-Executive Officer Compensation” and “Compensation Discussion Analysis-Director Compensation.”
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Carver's directors and executive officers, and persons who own more than ten percent of a registered class of Carver's equity securities, to file reports of ownership and changes in ownership with the SEC and the NASDAQ Stock Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Carver with copies of all Section 16(a) forms they file.
Based solely on a review of copies of such reports of ownership furnished to Carver, or written representations that no forms were necessary, Carver believes that, during the last fiscal year, all filing requirements applicable to its directors, officers and greater than ten percent stockholders of Carver were complied with.

PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General
The Finance and Audit Committee of the Board of Directors of Carver has appointed the firm of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2014 and the Board of Directors has determined that it would be desirable to request that stockholders ratify such appointment. Representatives of KPMG LLP are expected to be present at the 2013 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of KPMG LLP is not required by Carver's Bylaws or otherwise. However, the Board of Directors is submitting the appointment of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Finance and Audit Committee will reconsider whether it should select another independent registered public accounting firm. Even if the selection is ratified, the Finance and Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of Carver Bancorp, Inc. and its stockholders.
Auditor Fee Information
KPMG's fees billed for the fiscal years ended March 31, 2013 and 2012 were as follows:

	2013	2012
Audit fees	$467,000	$440,000
Audit-Related Fees	8,000	23,000
Tax Fees	—	—
Total	$475,000	$463,000

Pre-Approval Policy for Services by Independent Auditors
During fiscal year 2013, the Finance and Audit Committee of Carver's Board of Directors pre-approved the engagement of KPMG LLP to provide non-audit services and considered whether, and determined that, the provision of such other services by KPMG LLP is compatible with maintaining KPMG LLP's independence.
In June 2004, the Finance and Audit Committee established a policy to pre-approve all audit and permissible non-audit services provided by KPMG LLP consistent with applicable SEC rules. Under the policy, prior to the engagement of the independent auditors for the next year's audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Finance and Audit Committee for approval. Prior to engagement, the Finance and Audit Committee pre-approves these services by category of service. The fees are budgeted and the Finance and Audit Committee will receive periodic reports from management on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the pre-approval. In those instances, the Finance and Audit Committee requires specific pre-approval before engaging the independent auditor.
The Finance and Audit Committee has delegated pre-approval authority, subject to certain limits, to the chairman of the committee. The chairman is required to report, for informational purposes, any pre-approval decisions to the Finance and Audit Committee at its next regularly scheduled meeting.

Report of the Finance and Audit Committee of the Board of Directors
This report is furnished by the Carver Finance and Audit Committee of the Board of Directors as required by the rules of the SEC under the Exchange Act. The report of the Finance and Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that Carver specifically incorporates this information by reference, and shall not otherwise be deemed to be filed under the Securities Act or the Exchange Act.
The Board of Directors has adopted a written charter that sets forth the Finance and Audit Committee's duties and responsibilities and reflects applicable rules of the NASDAQ Stock Market and SEC regulations.
All members of the Finance and Audit Committee have been determined to be independent as defined in the listing requirements of the NASDAQ Stock Market. The Board of Directors has determined that Robert R. Tarter, Pazel G. Jackson, Jr. and Susan M. Tohbe each qualify as an “audit committee financial expert.” The Finance and Audit Committee received the required written disclosures and letter from KPMG LLP, Carver's independent accountants, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning the independent registered public accounting firm's independence. The Finance and Audit Committee reviewed and discussed with Carver's management and KPMG LLP the audited financial statements of Carver contained in Carver's fiscal year 2013 annual report on Form 10-K. The Finance and Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to the Codified Statements on Auditing Standards No. 61, as amended or supplemented.
Throughout the year, the Finance and Audit Committee had full access to management and the independent and internal auditors for Carver. The Finance and Audit Committee consulted with advisors regarding the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market's corporate governance listing standards and the corporate governance environment in general and considered any additional requirements of the Finance and Audit Committee as well as additional procedures or matters the Finance and Audit Committee should consider. During fiscal year 2013, the Finance and Audit Committee approved the retention of Carver's independent accounting firm, KPMG LLP, and received the Board's ratification of this decision. The Finance and Audit Committee acts only in an oversight capacity and necessarily relies on the assurances and work of Carver's management and independent auditors who expressed an opinion on Carver's annual financial statements.  Carver's management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control.
Based on its review and discussions described in the immediately preceding paragraphs, the Finance and Audit Committee recommended to the Board of Directors that the audited financial statements included in Carver's fiscal year 2013 Annual Report on Form 10-K be included in that report.
Finance and Audit Committee of Carver Bancorp, Inc.
Robert R. Tarter (Chairman)
Pazel G. Jackson, Jr.
Susan M. Tohbe

The Board of Directors Recommends a Vote “FOR”
the Ratification of the Appointment of
KPMG LLP as Independent Auditors For Carver.

Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

PROPOSAL THREE ADVISORY (NON-BINDING) APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

On February 17, 2009, President Barack Obama signed ARRA into law. ARRA requires, among other things, every participant in the Troubled Asset Relief Program, such as Carver, to permit a non-binding shareholder vote to approve the compensation of the participant's executives. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Carver's named executive officers by voting to approve or not to approve such compensation as described in this proxy statement. Accordingly, we are asking you to approve the compensation of Carver's named executive officers as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Under ARRA, your vote is advisory and will not be binding upon Carver. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors Recommends a Vote “FOR”
the Advisory (non-binding) approval of Compensation of
Named Executive Officers.

Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

PROPOSAL FOUR ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE “SAY-ON-PAY” ADVISORY VOTES

In accordance with Section 14A of the Exchange Act, we are providing a shareholder advisory vote to approve the compensation of executives (the “say-on-pay” advisory vote in Proposal Three above) this year and will do so at least once every three years thereafter. Pursuant to Section 14A of the Exchange Act, at the 2013 Annual Meeting, we are also asking shareholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future shareholder “say-on-pay” advisory votes on executive compensation be conducted every year. The determination was based upon the premise that Named Executive Officer compensation is evaluated, adjusted and approved on an annual basis by the Board of Directors upon a recommendation from the Compensation Committee and the belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual recommendation.

Although the Board of Directors recommends a “say-on-pay” vote every year, shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove of the Board of Directors' recommendation.

Although this advisory vote regarding the frequency of “say-on-pay” votes is non-binding on the Board of Directors, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when deciding how often to conduct future “say-on-pay” shareholder advisory votes.

Unless otherwise instructed, validly executed proxies will be voted for the “ONE YEAR” frequency option.
The Board of Directors Recommends a Vote to Select the “ONE YEAR” Frequency Option.

Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

CORPORATE GOVERNANCE
General
The Board of Directors of Carver is committed to strong and effective corporate governance measures. The Board has developed, and continues to review, policies and practices covering the operation of the Board and its committees, including their composition and responsibilities, the conduct of Board meetings and the structure and role of the Board's committees and related matters, including those discussed below and throughout this proxy statement. Among these measures are the following:
Independence. Under Carver's Bylaws, at least three members of the Board must be independent under the criteria set forth in the Bylaws and, as a company listed on the NASDAQ Global Market, a majority of Carver's Board must be independent under the criteria set forth in its listing requirements. In addition, pursuant to listing requirements of the NASDAQ Stock Market and the respective committee charters, all members of the Finance and Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee must be independent.
Board Leadership Structure. The Board of Directors combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director position, discussed below, to further strengthen Carver's corporate governance structure. The Board of Directors believes this provides an efficient and effective leadership model for Carver. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors, as needed.
Lead Independent Director. The Board of Directors has created the position of lead independent director, whose primary responsibility is to preside over periodic executive sessions of the independent members of the Board of Directors. The lead independent director also prepares the agenda for meetings of the independent directors, serves as a liaison between the independent directors and management and outside advisors, and makes periodic reports to the Board of Directors regarding the actions and recommendations of the independent directors. The independent members of the Board of Directors have designated Robert Holland, Jr. to serve in this position for fiscal year 2013.
Board's Role in Risk Oversight. The Board's role in Carver's risk oversight process includes developing an understanding of banking and risk management (including capital requirements, asset quality control, management requirements, sources of earnings, liquidity, interest rate risk exposure and internal controls to mitigate that exposure), receiving regular reports from members of senior management on areas of material risk to Carver, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the appropriate “risk owner” within the organization to enable the Board or appropriate committee to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the Board's risk oversight role, particularly with respect to risk interrelationships.
Director Terms. Directors generally serve for three-year terms and until their successors are elected and qualified. See “Proposal One-Election of Directors-General.”
Executive Sessions. The Board of Directors holds executive sessions for non-employee directors only at which management is not present. These sessions are presided over by Robert Holland, Jr., the presiding independent director. In addition, the Finance and Audit Committee regularly holds sessions at which management is not present, including sessions with Carver's independent auditors and internal auditors at which management is not present. Each director also has access to any member of management and Carver's independent auditors.
Outside Advisors. The Board and its committees may retain outside advisors and consultants as they, in their discretion, deem appropriate.
Board Self-Evaluation. The Nominating/Corporate Governance Committee, among other things, reviews Carver's and the Board's governance profile. In addition, the Board and its committees regularly review their role and responsibilities, composition and governance practices.
Corporate Governance Principles
The Board of Directors adopted Corporate Governance Principles during the fiscal year ended March 31, 2004. From time to time, the Board anticipates that it will revise the Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of Carver's stockholders and other constituents. The Corporate Governance Principles are published on Carver's website at www.carverbank.com in the Corporate Governance section of the Investor Relations webpage.
Director Independence Determination
The Board of Directors has determined that each of its non-management directors is independent according to the Board's independence standards as set out in its Bylaws, Corporate Governance Principles, applicable rules of the SEC and the rules of the NASDAQ Stock Market. They are Dr. Samuel J. Daniel, Robert Holland, Jr., Pazel G. Jackson, Jr., Janet L. Rollé, Robert R. Tarter, and Susan M. Tohbe. The Board of Directors determined that Deborah C. Wright was not independent because she is currently an executive officer of Carver.
Communications with Board of Directors
The Board of Directors welcomes communications from Carver stockholders. Interested parties may contact the Board of Directors at the following address:
Board of Directors
c/o Corporate Secretary
Carver Bancorp, Inc.
75 West 125th Street
New York, NY 10027
Communications may also be sent to individual directors at the above address.
Carver's Secretary has the responsibility to collect mail for directors, forward correspondence directed to an individual director to that director in a timely manner, and to screen correspondence directed to multiple directors or to the full Board in order to forward it to the most appropriate committee chairperson or the full Board given the nature of the correspondence. Communications to the Board or any individual director that relate to Carver's accounting, internal accounting controls or auditing matters will also be referred to the chairman of the Finance and Audit Committee. Other communications will be referred to the appropriate committee chairperson.
Financial Expert, Audit Committee Independence and Financial Sophistication
The Board of Directors has determined that Robert R. Tarter, Pazel G. Jackson, Jr. and Susan Tohbe each qualifies as an “audit committee financial expert” and is financially sophisticated, and that each member of the Finance and Audit Committee is independent within the meaning of applicable SEC rules and meets the definition of independence in the NASDAQ Stock Market rules.
Director Selection Process
Carver's Nominating/Corporate Governance Committee is charged with the responsibilities described under “Board and Committee Meetings-Nominating/Corporate Governance Committee.”
Among the Nominating/Corporate Governance Committee's responsibilities is to identify and recommend to the Board candidates for election as directors. The committee considers candidates suggested by its members, other directors and stockholders as necessary in anticipation of upcoming director elections and other potential or expected Board vacancies. The committee is also authorized, at the expense of Carver, to retain search firms to identify candidates, as well as external legal, accounting or other advisors. The committee will provide guidance to search firms it retains about the particular qualifications the Board is then seeking. No search firms or other advisors were retained by the committee in fiscal year 2013.
All director candidates, including stockholder nominees, are evaluated on the same basis. In determining the needs of the Board and Carver, the Nominating/Corporate Governance Committee considers the qualifications of sitting directors and consults with other members of the Board, the Chief Executive Officer and, where appropriate, external advisors. Generally, the committee believes that all directors should exemplify the highest standards of personal and professional integrity should have broad experience in positions with a high degree of responsibility and the ability to commit adequate time and effort to serve as a director. Directors will assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.
Director candidates, other than sitting directors, are interviewed by members of the committee and by other directors and the Chief Executive Officer, and the results of those interviews are considered by the committee in its deliberations. The Nominating/Corporate Governance Committee also evaluates sitting directors whose terms are nearing expiration, but who may be nominated for re-election, in light of the above considerations and their past contributions to the Board.
The Nominating/Corporate Governance Committee will evaluate director nominations by stockholders that are submitted in accordance with the procedural and informational requirements set forth in Carver's Bylaws and described in this proxy statement under “Additional Information-Notice of Business to be Conducted at Annual Meeting.”
Among the factors that the Nominating/Corporate Governance Committee considers when evaluating the composition of the Board, diversity is critical. For Carver, diversity includes race, ethnicity and gender as well as the diversity of the directors' experience. Included in the qualifications for directors listed in Carver's Corporate Governance Guidelines is whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse population of the communities in which Carver operates. Carver's Board is committed to ensuring that it comprises individuals whose backgrounds reflect the diversity represented by our employees, customers and shareholders.

Code of Ethics
Carver has adopted a Code of Ethics, which applies to Carver's directors and employees and sets forth important Company policies and procedures in conducting Carver's business in a legal, ethical and responsible manner. The Code of Ethics, including future amendments, is available free of charge on Carver's website at www.carverbank.com in the Corporate Governance section of the Investor Relations webpage or by writing to the Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 360-8876. Carver intends to post on its website any waiver under the codes granted to any of its directors or executive officers.
Website Access to Governance Documents
Carver's Corporate Governance Principles and the charters for the Finance and Audit, Compensation and Nominating/Corporate Governance Committees are available free of charge on Carver's website at www.carverbank.com in the Corporate Governance section of the Investor Relations webpage or by writing to the Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 360-8876.
Board and Committee Meetings
The Board of Directors of Carver holds regularly scheduled meetings during the fiscal year to review significant developments affecting Carver and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. During fiscal year 2013, the Board met sixteen (16) times. No incumbent director attended fewer than 75%, in the aggregate, of the total number of Carver Board meetings held while he or she was a member of the Board during fiscal year 2013 and the total number of meetings held by committees on which he or she served during such fiscal year.
Carver's Corporate Governance Principles encourage directors to attend Carver's Annual Meeting of stockholders and all Board meetings and meetings of committees of the Board on which they serve. Carver's Bylaws require that Carver have executive, finance and audit, nominating/corporate governance, compensation and asset liability and interest rate risk committees. The Board has adopted a charter for each of the Nominating/Corporate Governance Committee, the Compensation Committee and the Finance and Audit Committee, each of which may be amended from time to time. The nature and composition of each of the standing committees of Carver are described below.
Executive Committee. Pursuant to Carver's Bylaws, the Executive Committee is authorized to act as appropriate between meetings of the Board. The members of this committee are Directors Robert Holland, Jr. (Chairman), Dr. Samuel Daniel, Pazel G. Jackson, Jr., Robert R. Tarter and Deborah C. Wright. The Executive Committee did not meet during fiscal year 2013.
Nominating/Corporate Governance Committee. The Nominating/ Corporate Governance Committee consists of Directors Robert Holland, Jr., (Chairman), Dr. Samuel J. Daniel and Janet L. Rollé. All members of the committee have been determined to be independent directors. The Nominating/Corporate Governance Committee's functions include advising the Board on matters of corporate governance and considering qualifications of prospective Board member candidates, including conducting research to identify and recommend nomination of suitable candidates who are willing to serve as members of the Board, reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the Board and committee responsibilities, considering nominees recommended by stockholders who comply with procedures set forth in Carver's Bylaws and determining whether any prospective member of the Board has any conflicts of interest which may impair the individual's suitability for such service. The committee has the responsibility to monitor current members of the Board pursuant to the same guidelines used to select candidates. The Nominating/Corporate Governance Committee is also responsible for identifying best practices and developing and recommending to the Board a set of corporate governance principles applicable to Carver and for periodically reviewing such principles.

The Nominating/Corporate Governance Committee met one (1) time during fiscal year 2013 and recommended the director nominees to the Board of Directors, which accepted these recommendations. Only those nominations made by the Nominating/Corporate Governance Committee and approved by the Board will be voted upon at the Annual Meeting. For a description of the proper procedure for stockholder nominations, see “Additional Information-Notice of Business to be Conducted at Annual Meeting” in this proxy statement.
Compensation Committee. The Compensation Committee consists of Directors Dr. Samuel Daniel (Chairman), Janet L. Rollé and Robert Holland, Jr. All members have been determined to be independent directors. The Compensation Committee evaluates the performance of Carver's Chief Executive Officer and approves her compensation in consultation with the non-management members of the Board of Directors and, based on recommendations from management, reviews and approves senior management's compensation and approves compensation guidelines for all other officers. The Compensation Committee administers Carver's management recognition, incentive compensation stock option, and stock incentive plans and, in consultation with senior management, reviews and approves compensation policies. The Compensation Committee met four (4) times during fiscal year 2013.
Finance and Audit Committee. The Finance and Audit Committee consists of Directors Robert R. Tarter (Chairman), Pazel G. Jackson, Jr., and Susan M. Tohbe. All members have been determined to be independent directors. The Finance and Audit Committee's primary duties and responsibilities are to:

•	monitor the integrity of Carver's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	manage the independence and performance of Carver's independent public auditors and internal auditing function;

•	monitor the process for adhering to laws, regulations and Carver's Code of Ethics; and

•	provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.
Other specific duties and responsibilities include reviewing Carver's disclosure controls and procedures, internal controls, Carver's periodic filings with the SEC and earnings releases; producing the required audit committee annual report for inclusion in Carver's proxy statement; and overseeing complaints concerning financial matters. The Finance and Audit Committee met ten (10) times during fiscal year 2013, including meetings to review Carver's annual and quarterly financial results prior to their public issuance.
Asset/Liability and Interest Rate Risk Committee. The Asset/Liability and Interest Rate Risk Committee consists of Directors Pazel G. Jackson, Jr. (Chairman), Susan M. Tohbe and Robert R. Tarter. The Asset/Liability and Interest Rate Risk Committee monitors activities related to asset/liability management and interest rate risk, including the approval or ratification of mortgage loans and the establishment of guidelines related to risk, purchase or sale of loans and investments, and management of interest rate, credit and liquidity risk against objectives and risk limitations set forth in Carver Federal's policies. The Asset/Liability and Interest Rate Risk Committee met twelve (12) times during fiscal year 2013.
Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The following report has been furnished by members of the Compensation Committee:
Dr. Samuel J. Daniel (Chairperson)
Janet L. Rollé
Robert Holland, Jr.

2013 COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

For fiscal year ended March 31, 2013, Carver made meaningful progress on addressing the Cease and Desist Order issued by regulators at the end of the fiscal year ended March 31, 2011. Carver also made progress on key performance metrics including, generating net income after three unprofitable fiscal years. Furthermore, due to the successful raising of $55 million in capital through private placement from key investors during fiscal year ended March 31, 2012, Carver was in a better position to provide capital and financial services to urban communities. During fiscal year ended March 31, 2013, Carver was also able to:

•	Generate net income of $0.7 million, following three unprofitable fiscal years.

•	Reduce the level of Non-Performing Assets by 62% during the fiscal year ended March 31, 2013.

•	Maintain Carver's core capital ratio and total risk-based capital ratio at 10.26% and 19.55%, respectively, for the fiscal year ended March 31, 2013.

•	Integrate the Carver Community Cash product line across our entire branch network, which generated $400k in new fee income for the fiscal year ended March 31, 2013.

•	Open a new branch in East Harlem, including installation of the first Cash Access Kiosk.

•	Design a new marketing campaign: “How Do You Like Your Cash” an umbrella message integrating sales of traditional banking products with Carver Community Cash.

•	Strengthen management team including hiring a President & Chief Operating Officer and Chief Lending Officer.

The Company continues to pursue a strategy to increase long-term shareholder value and to profitably provide services to our customers. For the fiscal year ended March 31, 2013, the Company used adjusted operating income (excluding allowances for loan and lease losses, taxes and the impact of any other one-time gains or losses) to determine achievement of fiscal year goals and the annual cash incentive pool under the Company's short-term (“STI”) plan (see discussion below under the “Short-Term Incentive” section). For the fiscal year ended March 31, 2013, the Company also considered the organization's overall health and progress toward achieving financial and strategic objectives as the main determinant of equity award allocation under the Company's long-term (“LTI”) plan (see discussion below under the “Long-Term Incentive” section).

After careful review of Carver's performance, the Compensation Committee of the Board of Directors (the “Committee” or the “Compensation Committee”) determined that Carver did not meet its performance goals for the fiscal year ended March 31, 2013, and therefore no cash bonuses pursuant to the STI program or LTI program were awarded to the Named Executive Officers (defined below).

The Board of Directors of Carver and the Compensation Committee share a strong pay-for-performance philosophy, which seeks to reward the achievement of performance goals and aligns executives' interests with those of Carver's stockholders. At the same time, Carver strives to attract and retain high performing executives of outstanding skill and capability by endeavoring to provide competitive compensation. The following discussion focuses on the Compensation Committee's philosophy and practices, particularly as it relates to the Named Executive Officers for the fiscal year ended March 31, 2013 and provides important context for the more detailed disclosure tables and specific compensation amounts provided elsewhere in the proxy statement. The following table lists Carver's Chief Executive Officer, and three other most highly compensated executive officers: Former Chief Financial Officer and Chief

Administrative Officer, Chief IT and Operations Officer, and Loan Workout Officer who served in such capacities during the fiscal year ended March 31, 2013 (the “Named Executive Officers”).

Name	Position with Carver During Fiscal 2013
Deborah C. Wright	Chairman and Chief Executive Officer
Mark A. Ricca	Former Executive Vice President, Chief Financial Officer and Chief Administrative Officer*
John Spencer	Senior Vice President, Chief Operations and Information Technology Officer**
James Raborn	Senior Vice President, Loan Workout Officer

* Note: Mark Ricca resigned from Carver, effective February 15, 2013. David L. Toner serves as Senior Vice President and Chief Financial Officer, effective June 2013.
** Note: John Spencer, formerly Chief Retail Officer, was promoted to the position of Chief Operations and Information Technology Officer, effective January 22, 2013.

Consideration of Say-on-Pay Results

As part of our requirements under the Emergency Economic Stabilization Act of 2008 (“EESA”), Carver is required to hold an annual non-binding shareholder advisory vote concerning the compensation of our Named Executive Officers. The Compensation Committee considered the results of the fiscal year ended March 31, 2012 non-binding advisory “say-on-pay” proposal in connection with the discharge of its responsibilities regarding executive compensation. In part due to over 85% of our stockholders voting on the “say-on-pay” proposal that approved the compensation of our NEOs described in our proxy statement in 2012, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the stockholder advisory vote.

Compensation Philosophy

Carver's success depends on hiring and retaining highly qualified individuals, as each executive has the potential to influence Carver's short and long-term performance. Therefore, the Committee places considerable emphasis on the design and administration of Carver's compensation program. Carver's competitive position is a critical element in the recruitment and retention of executives and all employees. As a small community bank in New York City, competitive pressures on the ability to attract and retain talent are intense. Most executives and staff are recruited to Carver from money center banks and other larger financial institutions.

The Committee believes that executive compensation should support Carver's unique business strategy and result in a compensation program that:

•	Enables Carver to attract and retain top talent by providing competitive reward opportunities while at the same time effectively controlling compensation costs.

•	Places significant focus on incentive/performance based rewards that are contingent on achievement of Company and individual performance.

•	Enhances Carver's long-term stockholder value.

Carver's target compensation program is significantly performance-based. As such, executive compensation can and does vary significantly, up or down, based on Carver's performance. The charts below indicate each executive's current target pay mix.

Carver's strategic vision is translated into specific performance goals, which the Committee considers in assessing performance and making total compensation decisions. To foster teamwork in building long-term performance and stockholder value, executive pay reflects a mix of Company, department and individual performance. Carver's assessment of compensation and performance considers a balanced view of factors critical to understanding Carver's total performance, as follows.

•
Internal and External Benchmarks - executive performance is measured against Carver's financial, operational and strategic goals for the fiscal year, along with economic and industry factors that may impact performance or strategy.

•
Company and Individual performance - executives are incented to work together as a team to drive overall Company performance; however, each executive is also held accountable and rewarded for achieving individual goals.

•
Short and Long-Term Performance - compensation reflects a balance of short-term performance (i.e., how Carver meets its annual goals) and long-term performance (i.e., building a platform for sustained, profitable growth over multiple years).

•
Unique Business Model - Carver's legacy is anchored in a 65-year history of commitment to providing capital, and thereby expanding wealth enhancing opportunities, to consumers and institutions in historically low to moderate income communities. Opportunities created by a substantial expansion of economic opportunity in these communities in recent years is balanced by significantly greater competition from global institutions and persistently high rates of poverty, and therefore limited assets that can be invested by many of the residents of communities in which Carver operates. Carver's “Outstanding” rating by the Office of the Comptroller of the Currency following its most recent Community Reinvestment Act (“CRA”) examination in December 2012

(conducted every three years), noted that 78% of Carver's loans were originated in such communities, far exceeding peer institutions.

Role of the Compensation Committee

The Compensation Committee is responsible for discharging the Board of Directors' responsibilities in executive compensation matters and establishing policies that govern employee compensation and short-term and long-term incentive compensation plans. The Committee reviews all elements of Carver's Chief Executive Officer and other executive officers' compensation including base salary, annual incentive, long-term/equity incentives, and benefits. Three members of the Board serve on the Committee, each of whom is independent. The Committee met four times during the fiscal year ended March 31, 2013. The Chairman of the Committee reported on Committee actions at subsequent meetings of the Board of Directors.

The Committee reviews the Chief Executive Officer's performance and makes decisions regarding the Chief Executive Officer's compensation in consultation with non-management members of the Board of Directors. Input and data from the Senior Vice President and Chief Human Resources Officer and other members of management as well as outside consultants and advisors are provided as requested by the Committee. Decisions regarding other executives are made by the Compensation Committee considering recommendations from the Chief Executive Officer and with input from the Senior Vice President and Chief Human Resources Officer and an outside compensation consultant. Decisions by the Compensation Committee with respect to compensation of the Chief Executive Officer are ratified by the full Board of Directors.

The Committee has the authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants, as it deems desirable or appropriate. Details on the Committee's role are more fully described in its charter, which has been approved by the Board of Directors. The charter can be viewed on Carver's website at www.carverbank.com.

Interaction with the Compensation Consultant

The Committee utilizes the services of external advisors and consultants throughout the year regarding executive and non-employee director compensation. The Committee utilizes the services of its consultant to conduct periodic comprehensive total compensation studies as well as ongoing updates on market and best practices. This information was requested and utilized as needed to support the Committee's decisions and review processes. The Committee retains the right to hire, fire and seek the services of consulting and advisory firms. The Compensation Committee has reviewed its relationship with Pearl Meyer & Partners (“PM&P”) and has determined that PM&P's work for the Company does not provide any conflict under the independence standards set forth in the Dodd-Frank Act or otherwise.

During fiscal year ended March 31, 2013, the Committee relied on the services of PM&P to provide advice and counsel related to compensation issues. PM&P reports directly to the Compensation Committee and under the direction of the Committee may work with management on specific issues or assignments as appropriate. The Compensation Committee holds regularly scheduled executive sessions without management present with the compensation consultant and has direct access to PM&P. PM&P conducted several studies for the Committee during the fiscal year ended March 31, 2013 and attended two of its four meetings (in person) held in the fiscal year ended March 31, 2013.

Role of Executives in Committee Deliberations

The Compensation Committee requests the Chief Executive Officer and Chief Human Resources Officer to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only the Compensation Committee members are allowed to vote on decisions regarding executive compensation.

The Compensation Committee meets with the Chief Executive Officer to discuss her own performance and compensation package, but ultimately decisions regarding her compensation are made solely based upon the Committee's deliberations with input from the compensation consultant, as requested. Decisions regarding executives reporting directly to the Chief Executive Officer are made by the Compensation Committee considering recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested.

Combined Chairman of the Board and Chief Executive Officer Role

The Board of Directors has appointed Deborah C. Wright to the positions of Chairman of the Board and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank.  The Board believes that Carver and its shareholders are well served by having her industry expertise, knowledge and visibility in the combined role.  The combining of these positions serves two purposes:  (1) provides a uniform voice to our customers, partners, and shareholders, and (2) seamlessly promotes development and execution of our corporate strategy.  Additionally, the Board believes the combined role facilitates the information exchange between management and the Board, which we believe to be critical to effective corporate governance.

The Board will continue to review and evaluate the combined roles of Chairman and Chief Executive Officer to ensure this is in the best interest of Carver and its shareholders. Since all of our directors are independent, with the exception of Ms. Wright, and we have appointed Mr. Holland as our independent Lead Director, shareholders should be assured that the Board will collectively act in the best interest of Carver and its shareholders.

Benchmarking of Compensation

The Compensation Committee periodically benchmarks compensation of executive officers and directors utilizing published industry surveys and publicly disclosed information from a peer group of publicly traded banks. The frequency of the comprehensive reviews will reflect the competitive landscape as well as Carver's own growth. The last comprehensive competitive market assessment by PMP was conducted in the fiscal year ended March 31, 2011. At that time, Carver determined that the market assessment for the fiscal year ended March 31, 2011 and successive competitive market assessments would solely utilize published industry-specific survey data in order to more fully approximate Carver's asset size and geographic focus. Data are collected from multiple survey sources and reflect banks of similar asset size and region to Carver.

Carver also utilizes a peer group of specific companies to benchmark industry best practices. The peer group below was selected by PMP to reflect banks with similar asset size and region to Carver and approved by the Compensation Committee for the fiscal year ended March 31, 2013. The fiscal year ended March 31, 2013 peer group was unchanged from the peer group used in the fiscal year ended March 31, 2012. Carver reviews the peer group annually, as the comparability of banks may change depending on acquisitions and business focus of Carver or peer institutions. The peer group for the fiscal year ended March 31, 2013 reflects banks that range in asset size from $277 million to $2.8 billion; with a median of $1.0 billion in assets. A list of banks in the peer group follows.

Peer Group*
Berkshire Bancorp Inc.
Center Bancorp, Inc.
Chemung Financial Corporation
Clifton Savings Bancorp, Inc.
First of Long Island Corporation
Hudson Valley Holding Corporation
Intervest Bancshares Corporation
Magyar Bancorp Inc.
Northeast Community Bancorp Inc.
Ocean Shore Holding Company
OceanFirst Financial Corporation
Oneida Financial Corporation
Severn Bancorp, Inc.

Sterling Bancorp
VSB Bancorp Inc.

*Note: Brooklyn Federal Bancorp was removed from the peer group after it was acquired by Investors Bancorp, Inc. on January 9, 2012

Total Compensation Program Components

The main components of Carver's total compensation program are: Base Salary, Annual Incentives, and Long-term Incentives.

The following sections summarize the role of each component, how decisions are made and resulting decisions for the fiscal year ended March 31, 2013 as they relate to the Named Executive Officers.

Base Salary

The purpose of base salary is to provide competitive base compensation that recognizes the executives' role, responsibilities, experience, performance and past and potential contribution to Carver. Carver targets base salaries at the 50th percentile of the benchmark market data; however, judgment is exercised in determining each executive's base salary level relative to market. As a result, experienced and/or high performing executives may be paid above the market median and less experienced or average performing executives may be paid below the market median. Carver historically has provided salary increases at approximately 3% to 4% annually, with limited exceptions to reflect factors including added responsibilities for an executive or marketplace changes in compensation for a particular position.

Short-Term Incentives (STI)

The purpose of Carver's performance-driven Short-Term Incentive Plan (“the STI Plan”) is to motivate and reward corporate, department and individual performance. Annual incentives when awarded are not fixed compensation, must be earned in the year granted, and are based on actual performance. The Compensation Committee reviews the STI Plan each year and, if necessary, resets the specific goals and targets for executives to align with business needs and the desired compensation philosophy.

The Compensation Committee has determined that adjusted operating income (excluding allowances for loan and lease losses, taxes and the impact of any other one-time gains or losses) is the primary financial performance metric used to fund the short-term incentive pool. The STI pool is designed to provide competitive incentives and to reflect Carver's desired compensation philosophy to place significant focus on incentive/performance based rewards that are contingent on achievement of Company goals. A funding schedule was developed utilizing a threshold level of adjusted operating income would fund the short-term incentive pool at target. Funding is adjusted up or down based on the Bank's actual performance. Incentive payouts can range from 0% of target to a maximum payout of 150% of target (not including additional downside/upside adjustments based on individual performance factors - see explanation below).

The Compensation Committee reserves the right to either increase or decrease the calculated STI pool based on multiple strategic metrics. In the fiscal year ended March 31, 2013, the Compensation Committee had the opportunity to consider:

•	Asset quality

•	Revenue growth

•	Efficiency and Texas ratios

•	Stock price growth

•	Internal / External audit scores

•	Participation rates for the community cash product line

Upon determination of the final STI pool amount, actual incentive payouts to executives are based on corporate and department/strategic goals. Weighting is dependent upon executive level (see table below for Named Executive Officers), but for the Senior Vice President population and above the weighting is generally: corporate performance (40% to 50%) and departmental/strategic performance (50% to 60%). At the Vice President level, the weighting is: corporate performance (30%) and departmental/strategic performance (70%).

In addition to corporate and department goals, the STI Plan's design includes an individual modifier that allows incentive awards to be modified (up or down) to reflect overall individual performance and contribution. As such, an individual incentive award can be increased by 30% for exceptional performance or reduced to 0% for poor performance.

For fiscal 2013, Carver's annual target incentive ratios for the Named Executive Officers were as follows:

	STI Weighting		Target STI	Payout Range (as % of salary)
Executive	Corporate	Dept. / Strategic	(as % of salary)	(inclusive of individual modifier)
Deborah C. Wright, Chairman and Chief Executive Officer*	50%	50%	50%	0% - 97.5%
Mark A. Ricca, Former Chief Financial Officer and Chief Administrative Officer**	50%	50%	30%	0% - 58.5%
John Spencer, Chief Operations and Information Technology Officer***	40%	60%	25%	0% - 48.8%
James Raborn, Senior Vice President and Loan Workout Officer	40%	60%	20%	0% - 39.0%

*
Notwithstanding the specified target incentive ratio designated for Ms. Wright, Carver is prohibited from paying or accruing a bonus for Ms. Wright under the STI Plan for any period that Carver continues to retain any financial assistance provided by the United States Treasury Department under the Troubled Asset Relief Program (“TARP”). For further information on Carver's participation in TARP and this bonus restriction, see below under “Compensation-Related Governance - Participation in Troubled Asset Relief Program.”

**	Note: Mark Ricca resigned from Carver, effective February 15, 2013. David L. Toner serves as Senior Vice President and Chief Financial Officer, effective June 2013.

***	Note: John Spencer, formerly Chief Retail Officer, was promoted to the position of Chief Operations and Information Technology Officer, effective January 22, 2013.

After reviewing Carver's fiscal year ended March 31, 2013 performance, the Compensation Committee determined that Carver did not meet the threshold adjusted operating income goal for the fiscal year ended March 31, 2013 and, as was the case for fiscal years ended March 31, 2009 through March 31, 2012, a STI pool was not funded. The Committee also decided not to exercise its ability to adjust the calculated STI pool, resulting in the fifth consecutive year of zero bonus payouts.

Long-Term Incentive (LTI)

Carver believes strongly in the importance of aligning executive incentives with the long-term performance of Carver and interests of stockholders. The purpose of Carver's long-term incentive plan (the “LTI Plan”) is to promote Carver's growth and profitability, to provide certain officers with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide initial grants to new non-employee directors of Carver. The LTI Plan is also designed to align participants' interests with stockholders of Carver and serves as a retention tool for key members of management.

The Compensation Committee reviews the LTI Plan each year and insures specific goals and targets for executives are aligned with business objectives and Carver's compensation philosophy. As a demonstration of the

Company's desire for long-term shareholder alignment, for the fiscal year ended March 31, 2013, the Compensation Committee considered the organization's overall health and progress toward achieving financial and strategic objectives as the main determinant of equity award allocation. In addition to the above considerations, eligible employees would also need to have been awarded an individual performance score of 3.5 (on a scale of 1 to 5) to be eligible for an equity award.

Long-term incentives may be in the form of cash (such as awards under the Performance Compensation Plan, which is discussed below), stock options and/or restricted shares. Due to the size of Carver's equity eligible population, limited trading and low volatility of Carver's stock, and Carver's desire to manage shareholder dilution carefully, the Committee diligently takes steps each year to adjust Carver's programs to remain consistent with industry practice. The Committee will continue to review and adjust, if needed, the effectiveness of its strategy and payout mix each fiscal year.

Regardless of the type of award (stock options, restricted stock, or cash), under Carver's current LTI Plan, the awards vest over a five-year period, at 20% each year on the anniversary of the grant date with accelerated vesting in years three or four if Carver meets or exceeds the current peer group's average three-year ROE.

The fiscal year ended March 31, 2013 long-term incentive target awards (as a percent of salary) for the Named Executive Officers are as follows:

Executive	Position	TargetAward
Deborah C. Wright*	Chairman and Chief Executive Officer	50%
Mark A. Ricca**	Former Executive Vice President, Chief Financial Officer and Chief Administrative Officer	30%
John Spencer***	Senior Vice President and Chief Operations and Information Technology Officer	25%
James Raborn	Senior Vice President and Loan Workout Officer	20%

*
Notwithstanding the specified target incentive ratio designated for Ms. Wright, Carver is prohibited from paying or accruing a bonus for Ms. Wright under the LTI Plan for any period that the Carver continues to hold any financial assistance provided by the United States Treasury Department under TARP (as defined below). For further information on Carver's participation in TARP and this bonus restriction, see below under “Compensation-Related Governance - Participation in Troubled Asset Relief Program.”

**	Note: Mark Ricca resigned from Carver, effective February 15, 2013. David L. Toner serves as Senior Vice President and Chief Financial Officer, effective June 2013.

***	Note: John Spencer, formerly Chief Retail Officer, was promoted to the position of Chief Operations and Information Technology Officer, effective January 22, 2013.

In the fiscal year ended March 31, 2013, as was the case in the fiscal year ended March 31, 2012, no equity awards were awarded. In addition, the Compensation Committee continues to reserve the right to award discretionary equity grants outside of the LTI Plan on an individual basis where it deems appropriate.

Compensation-Related Governance

Participation in the Troubled Asset Relief Program

On January 16, 2009, Carver entered into a Securities Purchase Agreement with the United States Treasury (“U.S. Treasury”) that provided for Carver's participation in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).

TARP participants are required to agree to significant restrictions on executive compensation during the period in which the U.S. Treasury holds an equity position in Carver as a condition of participation. Also, the American

Recovery and Reinvestment Act of 2009 (“ARRA”) created compensation-related limitations in addition to compensation limitations under TARP and required the Secretary of the United States Treasury to establish additional standards for executive compensation that apply beyond Carver's senior executive officers to include the 20 next most highly compensated employees. In compliance with such requirements, Carver's senior executive officers or “SEO's” and the next 20 most highly compensated employees have agreed in writing to accept the compensation restrictions under the TARP and ARRA and thereby limit some of their contractual or legal rights.

Under TARP and ARRA, while a participant in the TARP programs, the following compensation restrictions are in effect:

•
Claw back of Bonus and Incentive Compensation if Based on Certain Material Inaccuracies. Incentive compensation paid that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance is subject to recovery by Carver. Carver's senior executive officers and next 20 most highly paid employees acknowledge that each incentive program and each compensation or benefit agreement that incorporates incentive compensation was deemed amended to the extent necessary to give effect to such claw-back.

•
No Compensation Arrangements that Encourage Excessive Risks. Carver is prohibited from entering into compensation arrangements that encourage employees to take “unnecessary and excessive risks that threaten the value” of Carver. To insure this does not occur, Carver's Compensation Committee is required to meet at least once a year with senior risk officers to review Carver's compensation arrangements in light of Carver's risk management policies and practices. To the extent that such review suggests revisions to any compensation arrangement, Carver agrees to modify promptly the compensation arrangement to eliminate any undue risk. In the fiscal year ended March 31, 2013, the Compensation Committee met with Carver's Chief Risk Officer and determined that Carver's compensation program does not encourage unnecessary risk taking by executive officers. Carver's short-term and long-term incentive programs use a broad based balance of performance measures with no one measurement dominating the payout determination. This feature greatly mitigates any incentive for an employee to engage in unnecessary or excessive risk. The performance measures include net income, loan and deposit growth, efficiency ratio, SOX 404 compliance, New Markets Tax Credit allocation deployment and individual performance throughout the year. Company and departmental goals are based upon an annual business plan submitted to and approved by the Board of Directors, whereat the Board considers the reasonableness of the plan and its goals. Individual performance is based upon actual performance compared to pre-established performance goals and market and other conditions. In this connection, incentive compensation can be reduced to zero based upon individual performance, further ensuring employees are not rewarded for performance that is not in Carver's best long term interests.

•	Limit on Federal Income Tax Deductions. Carver is prohibited from taking a federal income tax deduction for compensation paid to senior executive officers in excess of $500,000 per year.

•
Limit on Severance. Carver is prohibited from making severance payments resulting from termination of employment for any reason, except for payments for services performed or benefits accrued to Carver's senior executive officers and the next 20 most highly compensated employees.

•
Limits on Incentive Compensation. The ARRA standards prohibit the payment or accrual of any bonus, retention award or incentive compensation to Carver's most highly compensated employee (in Carver's case, the Chief Executive Officer) other than awards of long-term restricted stock that (i) do not fully vest while participating in the TARP programs, (ii) have a value not greater than one-third of the total annual compensation of the employee and (iii) are subject to such other restrictions as determined by the Secretary of the Treasury. The prohibition on bonus, incentive compensation and retention awards does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

•
Compensation Committee Functions. ARRA requires that Carver's Compensation Committee be comprised solely of independent directors and that it meets at least semiannually to discuss and evaluate Carver's employee compensation plans in light of an assessment of any risk posed to Carver from such compensation plans.

•
Compliance Certifications. ARRA requires a written certification by Carver's Chief Executive Officer and Chief Financial Officer of Carver's compliance with the provisions of ARRA. These certifications must be contained in Carver's Annual Report on Form 10-K that is filed after the relevant Treasury regulations are issued.

•
Treasury Review of Excessive Bonuses Previously Paid. ARRA directs the Secretary of the Treasury to review all compensation paid to Carver's senior executive officers and Carver's next 20 most highly compensated employees before date of enactment to determine whether any such payments were inconsistent with the purposes of ARRA or were otherwise contrary to the public interest. If the Secretary of the Treasury makes such a finding, the Secretary of the Treasury is directed to negotiate with the TARP recipient and the affected employees for appropriate reimbursements to the Treasury with respect to the compensation and bonuses.

•
Limitation on Luxury Expenditures. The Board of Directors must have in place a company-wide policy regarding excessive or luxury expenditures, as identified by the Treasury, which may include excessive expenditures on (i) entertainment or events, (ii) office and facility renovations, (iii) aviation or other transportation services, (iv) other unreasonable expenditures for staff development events, performance initiatives or other similar measures conducted in the normal course of business operations.

•
Say on Pay. Under ARRA, the SEC promulgated rules requiring a non-binding say on pay vote by shareholders on executive compensation at the annual meeting. Carver implemented this provision beginning with the proxy statement for the fiscal year ended March 31, 2009 by including the submission of an “Advisory Vote on Compensation of Named Executive Officers.”

In February 2010, the U.S. Treasury announced the creation of the TARP Community Development Capital Initiative (“CDCI”) to invest lower-cost capital in Community Development Financial Institutions (“CDFI”) that lend to small businesses in the country's hardest hit communities, in recognition of the unique role of CDFI's as lenders in disadvantaged communities. Carver, as a CDFI, applied to participate in the CDCI program. On August 27, 2010, Carver completed an exchange of TARP CPP capital for CDCI capital. The transaction reduced the dividend rate that Carver pays the U.S. Treasury from 5% to 2%, saving $569,000 annually, and extending the total period in which this lower cost capital can be utililzed from five to eight years. All restrictions on executive compensation that applied under TARP CPP remain in force under the CDCI program. Effective October 28, 2011, the U.S. Treasury exchanged 18,980 shares of Series B Preferred Stock that it held for 34,819,299 shares of common stock, pursuant to an Exchange Agreement by and between U.S. Treasury and Carver entered into on June 29, 2011. Pursuant to the Exchange Agreement, all restrictions on executive compensation that applied under TARP CPP and the CDCI program will continue to apply so long as the U.S. Treasury holds any of Carver's securities.

Entry into Cease and Desist Orders with Office of Thrift Supervision
In February, 2011, Carver and Carver Federal each entered into Cease and Desist Orders with the Office of Thrift Supervision1, and as a result, Carver Federal is designated as being “in troubled condition,” subject to the requirements of the golden parachute regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) under 12 C.F.R Part 359. The Cease and Desist Orders specifically prohibit Carver and Carver Federal from entering into, renewing, extending or revising any contractual arrangement relating to compensation or benefits for any senior executive officer or director of Carver or Carver Federal, unless Carver or Carver Federal, as applicable, first provides the applicable regulatory authority, which in the case of Carver, would be the Board of Governors of the Federal Reserve System (“FRB”) and in the case of Carver Federal, would be the Office of the Comptroller of the Currency (“OCC”), with not less than 30 days prior written notice of the proposed compensation arrangement. Moreover, the Cease and Desist Orders require the Boards of Carver and Carver Federal to ensure that the contract, agreement or arrangement complies with the requirements of the FDIC golden parachute regulations under 12 C.F.R. Part 359.

The FDIC golden parachute regulations limit the ability of Carver and Carver Federal to enter into contracts and to pay and make golden parachute payments to directors, officers, employees or controlling stockholders. A golden parachute payment includes, generally, any payment (or agreement to make any payment) in the nature of compensation which is contingent on such person's termination of employment or affiliation with Carver or Carver Federal and is received on or after, or is made in contemplation of, when Carver Federal is or becomes troubled. Accordingly, for so long as Carver and Carver Federal remain subject to the Cease and Desist Orders or Carver Federal is designated as being in troubled condition, no payments can be made under any employment agreement or change in control agreement or any other contract, agreement or arrangement that would become payable as a result of a director's, officer's or employee's employment if such payment would constitute a golden parachute payment. Payments that become due under any tax-qualified plan, certain bona fide deferred compensation plans, nondiscriminatory severance pay plan (so long as the severance payment does not exceed 12 months of base compensation), and payments made by reason of death or disability, or payments that are approved by the FDIC are not subject to this limitation.

______________________________
1 On July 21, 2011 the Office of Thrift Supervision merged into the Office of the Comptroller of the Currency (the “OCC”), and the OCC became Carver's primary bank regulator. The Federal Reserve Bank of Philadelphia became the Company's primary holding company regulator.

Compensation of Executive Officers and Directors
SUMMARY COMPENSATION TABLE AT MARCH 31, 2013

The following table presents compensation information regarding Carver's Chief Executive Officer, Former Chief Financial and Administrative Officer, Chief Operations and Information Technology Officer, and Loan Workout Officer who served in such capacities at fiscal year end March 31, 2013 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year Ended 3/31	Salary	Bonus (4)	Stock Awards (5)	Option Awards (5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)(8)	Total

Deborah C. Wright Chairman and Chief Executive Officer	2013	$385,000	—	—	—	—	$2,761	—	$387,761
	2012	$385,000	—	—	—	—	$9,648	—	$394,648
	2011	$385,000	—	—	—	—	$4,671	$38,511	$428,182

Mark A. Ricca (1) Former Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2013	$284,625	$8,000	—	—	—	—	—	$292,625
	2012	$275,000	$75,000	—	—	—	—	—	$350,000
	2011	$236,538	—	$45,525	—	—	—	$9,800	$291,863

John Spencer (2) Senior Vice President and Chief Operations and Information Technology Officer	2013	$181,691	—	—	—	—	—	—	$181,691
	2012	$176,000	$44,100	—	—	—	—	—	$220,100
	2011	$160,000	—	$30,350	—	—	—	$1,600	$191,950

James Raborn(3) Senior Vice President and Loan Workout Officer	2013	$181,125	—	—	—	—	—	—	$181,125

(1)	Mark Ricca resigned from the Company and his position as Chief Financial Officer and Chief Administrative Officer, effective February 15, 2013.
(2)	John Spencer, formerly Chief Retail Officer, was promoted to the position of Chief Operations and Information Technology Officer, effective January 22, 2013.
(3)	James Raborn first became a Named Executive Officer for the fiscal year ended March 31, 2013, following Mr. Ricca's resignation.
(4)
During fiscal year ended March 31, 2013, the Compensation Committee approved a Spot Bonus intended to award select employees for extraordinary achievement or action beyond what is normally expected in the workplace, a one-time cash award to be paid immediately.

(5)
These amounts reflect the aggregate grant date fair value of the awards, calculated under FASB ASC Topic 718, which was $91.05 per share. Option values when awarded are based on their Black-Scholes value, per the assumptions set forth in Note 13 to the Financial Statements set forth in Carver's Form 10-K for the fiscal year ended March 31, 2013.

(6)
The significant change in the present value of the pension plan benefit is due to using a different rate to calculate the value. For fiscal year ended March 31, 2013, a rate of 5.2% was used (prior years the rate was 5.64%). For fiscal year ended March 31, 2013, the FASB 87 disclosure rate of 4.18% was used to comply with the SEC requirement that a plan sponsor must use the assumptions it uses for generally accepted accounting principles.

(7)	Carver did not award a non-elective contribution for the 401(k) Plan year ended December 31, 2012.
(8)	No Named Executive Officer receives perquisites the aggregate value of which exceeds $10,000.

The following table sets forth information regarding stock awards, stock options and similar equity compensation outstanding at March 31, 2013, whether granted during the fiscal year ended March 31, 2013 or earlier. No awards have been transferred.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2013

	Option Awards						Stock Awards
Name	Date of Grant	Number of securities underlying unexercised options (#) exercisable (2)	Number of securities underlying unexercised options (#) unexercisable (2)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Deborah C. Wright	6/24/2003	1,333			246.15	6/21/2013
	6/24/2004	999			294.45	6/22/2014
	6/9/2005	905	—		256.95	6/7/2015
	11/20/2006	782	—		247.50	11/17/2016
	5/11/2007	874	—		253.50	5/11/2017
	6/11/2008						64	$294

John Spencer	7/22/2010						200	$920

(1)		All awards vest 20% per year, starting on first anniversary of grant date.
(2)		Unvested shares value is based on Carver's stock price at close of business on 3/28/2013 of $4.6001.

Nonqualified Deferred Compensation Plans
Carver did not have any non-qualified deferred compensation plans in the fiscal year ended March 31, 2013.

Benefit Plans

Performance Compensation Plan. Carver Bancorp, Inc. maintains a Performance Compensation Plan which is a cash based incentive plan that provided certain officers and employees of Carver an incentive cash award that is credited to a memorandum account maintained by Carver for the benefit of such persons. The awards granted vest over a five year period on the specified vesting dates, and under the terms of the Performance Compensation Plan are subject to accelerated vesting in connection with a change in control, or by reason of the death or disability of the participant. Upon the vesting of an award or a percentage of an award, the vested amount is distributed to the participant as soon as practicable, but in no event later than the 15th day of the third month following the end of the plan year. In the event of the participant's termination due to death, disability or a change in control, the Performance Compensation Plan provides that the participant's vested account balance will be paid within 30 days following the termination of the employee's employment. No awards have been made under the Performance Compensation Plan subsequent to the date that Carver entered into the TARP CPP with the United States Treasury.
Pension Plan. The Carver Federal Savings Bank Retirement Income Plan is a noncontributory, tax-qualified defined benefit plan (the “Pension Plan”). The Pension Plan was amended such that future benefit accruals ceased as of December 31, 2000. Since that date, no new participants were eligible to enter into the Pension Plan and participants as of such date have not been credited with additional years of service or increased compensation. Active employees with at least one year of service on December 31, 2000 are eligible to receive a benefit under the Plan should the Plan be terminated. The amount of the benefit will be calculated based on age, credited years of service and pay at the time the plan was frozen. Employees with more than five years of service on December 31, 2000 who reach retirement age before the Plan is terminated are eligible for a benefit calculated based on the Plan's definitions of earnings and eligibility. Ms. Wright is the only Named Executive Officer in the plan. The present value of Ms. Wright's accumulated benefit in the plan is $44,966.

401(k) Savings Plan. Carver maintains a 401(k) Savings Plan (“401(k) Plan”) with a profit sharing feature for all eligible employees of Carver. Carver matched contributions to the 401(k) Plan equal to 100% of pre-tax contributions made by each employee up to a maximum of 4% of their pay, subject to IRS limitations. All such matching contributions are fully vested and non-forfeitable at all times regardless of the years of service with the Bank. To be eligible for the matching contribution, the employee must be 21 years of age and have completed at least three months of service. Effective January 1, 2011, Carver suspended matching contributions. Under the profit-sharing feature of the plan, if the Bank achieves a minimum of 70% of its fiscal year performance goal, the Compensation Committee may authorize an a non-elective contribution to the 401(k) Plan on behalf of each eligible employee of up to 2% of the employee's annual pay, subject to IRS limitations. This non-elective contribution, if made, is awarded regardless of whether the employee makes voluntary contributions to the 401(k) Plan. Non-elective Company contributions vest 20% each year for the first five years of employment and are fully vested thereafter. To be eligible for the non-elective company contribution, the employee must be 21 years of age, have completed at least one year of service and be employed on the last day of the plan year, currently December 31, or have terminated employment for death, disability or retirement. Carver did not award a non-elective contribution for the 401(k) Plan year that ended December 31, 2012.

Employment and Other Agreements with Executive Officers

Notwithstanding their employment and letter agreements as summarized below, Carver's Named Executive Officers have agreed in writing to accept the ARRA standards discussed earlier in this document and to not accept any severance during the period in which the Treasury holds an equity position in Carver. Additionally, under the Cease and Desist Order issued by the regulators on February 7, 2011, Carver is prohibited from fulfilling severance payment commitments, resulting from termination for any reason (except for payments performed or benefits accrued), that are outside the scope of a non-discriminatory, all-employee severance program.

Employment Agreements

As of June 1, 1999, both Carver and Carver Federal entered into employment agreements to secure the services of Deborah C. Wright as President and CEO. The employment agreements are intended to set forth the aggregate compensation and benefits payable to Ms. Wright for all services rendered to them and any of their subsidiaries. Both employment agreements provided for an initial term of three years beginning June 1, 1999 and, pursuant to the terms of the employment agreements, each year thereafter, except as set forth herein, have been extended an additional year following a review of Ms. Wright's performance by the Compensation Committee and the Board of Directors. Notwithstanding the foregoing, from the date Carver and Carver Federal entered into the Cease and Desist Orders and were designated as being “in troubled condition,” the employment agreements have not been renewed or extended in order to comply with the requirements of the FDIC golden parachute regulations. Accordingly, the employment agreements will expire on June 30, 2013, unless prior to such date Carver and Carver Federal are no longer designated as being “in troubled condition” and the employment agreements are renewed by Carver and Carver Federal and Ms. Wright.

In addition, the employment agreements provide for an annual incentive payment based on the achievement of certain performance goals, future grant of stock awards, a supplemental retirement benefit, additional life insurance protection and participation in the various employee benefit plans maintained by Carver and Carver Federal from time to time. The agreements also provide customary corporate indemnification and errors and omissions insurance coverage throughout the term of the agreements and for six years thereafter.

Carver may terminate Ms. Wright's employment at any time for cause as defined in the employment agreements. In the event that Carver terminates Ms. Wright's employment for reasons other than for cause, she would be entitled to a severance benefit equal in value to the cash compensation, retirement and other fringe benefits she would have earned had she remained employed for the remaining term of the agreements. The same severance benefits would be available if Ms. Wright resigns during the term of the employment agreements following a loss of title, office or membership on the Board; a material reduction in her duties, functions or responsibilities; involuntary relocation of her principal place of employment by over 30 miles from its location as of June 1, 1999, other material breaches of contract by Carver that are not cured within 30 days; or, in certain circumstances, a change in control. In the event of a change in control, the remaining term of Ms. Wright's agreement with Carver at any point in time will be three years unless written notice of non-renewal is given by the Board or Ms. Wright.

A portion of the severance benefits payable to Ms. Wright under her employment agreements in the event of a change in control might constitute “excess parachute payments” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. In the event that any amounts paid to Ms. Wright following a change of control would constitute “excess parachute payment,” Ms. Wright's employment agreement with Carver provides that she will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional income and employment taxes imposed as a result of such indemnification of excise taxes. Any excess parachute payments and indemnification amounts paid will not be deductible compensation expenses for Carver.

Letter Agreements

Carver entered into letter employment agreements with Messrs Spencer and Raborn. Generally, each letter employment agreement provides for “at-will” employment and compensation in the form of base salary and benefits based on length of service and in certain instances, a one-time payment.

Change in Control Arrangements

In the event of a change in control, pursuant to her employment agreement, Ms. Wright is eligible for three years of base salary and benefits continuation. Pursuant to his letter agreement, as of March 31, 2013, Mr. Spencer is eligible for 39 weeks of base salary and benefits continuation. Notwithstanding their change in control arrangements, Carver's named executive officers have agreed in writing to accept the ARRA standards discussed earlier in this document. Under ARRA, during the period in which the Treasury holds an equity position in Carver, Carver is prohibited from paying severance resulting from termination for any reason, except for payments for services performed or benefits accrued.

Director Compensation

The Chairman of the Board of Directors is currently the Chief Executive Officer and does not receive any additional compensation for serving as the Board Chairman. Carver's outside directors are paid an annual cash retainer of $10,000 to serve as a Director of both Carver and Carver Federal and receive a meeting fee of $600 for Board Meetings attended and $700 per Executive Committee meeting attended. The chairs of the Asset Liability and Interest Rate Risk Committee (“ALCO”) and Audit committees receive an annual retainer of $7,500 and $5,000, respectively, and a meeting fee of $650. The chairs of the remaining committees receive an annual retainer of $1,500 and all committee members including the chairs thereof receive $475 per committee meeting attended. Upon shareholder approval of new directors, the Compensation Committee may approve a grant of 1,000 shares of restricted stock and 1,000 stock options, which vest pursuant to Carver's incentive plan in effect at the time of the grant. In 2010, after a competitive study of Non-Employee Director Compensation conducted by Pearl Meyer & Partners, the Compensation Committee voted to grant annual restricted stock awards in the amount of $5,000 to each Non-Employee director at subsequent annual meetings. All other compensation elements would remain unchanged. The Non-Employee Directors have not received annual restricted stock awards given the constraints on Carver's Equity Plan.

The following table sets forth information regarding compensation earned by the non-employee directors of Carver during the fiscal year ended March 31, 2013.

DIRECTOR COMPENSATION AT MARCH 31, 2013

					Change in
					pension
	Fees				value and
	earned			Non-equity	nonqualified
	or paid	Stock	Option	incentive plan	deferred	All other
	in cash	awards	awards	compensation	compensation	Compensation	Total
Name	($)	($)	(S)	($)	earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Dr. Samuel Daniel	$22,275	—	—	—	—	—	$22,275
Robert Holland, Jr.	$21,075	—	—	—	—	—	$21,075
Pazel G. Jackson, Jr.	$40,250	—	—	—	—	—	$40,250
Robert Tarter	$37,400	—	—	—	—	—	$37,400
Susan Tohbe	$30,650	—	—	—	—	—	$30,650
Janet Rollé	$19,225	—	—	—	—	—	$19,225

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and Carver consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans. The Compensation Committee has considered the impact of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly SFAS No. 123(R), on Carver's use of equity incentives as a key retention tool.

As part of its role, the Compensation Committee also reviews and considers sections of the Internal Revenue Code (“IRC”), including but not limited to, Golden Parachutes Under IRC Section 280G and the deductibility of executive compensation under Section 162(m) which limits deduction of compensation paid to Named Executive Officers to $1,000,000 unless the compensation is “performance-based”. This applies to base salary, all cash incentive plans and equity grants other than stock options. During fiscal 2013, no employee received taxable compensation in excess of $1,000,000 and therefore, deductibility of compensation was not limited by these sections of the IRC.

Option Granting Practices

The timing of Carver's option grants has historically been and continues to be determined upon appointment to the Board, upon hire, or in conjunction with incentive grants after Carver's fiscal year end and approved by the Compensation Committee. In fiscal 2013, no options were granted to Named Executive Officers. When granted, however, grants vest pursuant to Carver's incentive plan in effect at the time of the grant.

Ownership Guidelines

Carver regularly reviews the ownership levels of its directors and officers and has not established minimum stock ownership guidelines for Carver's directors and the Named Executive Officers.

Conclusion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior asset management, investment or strategic accomplishment and/or consummation of beneficial acquisitions.

Overall, the level and mix of compensation that is finally decided upon is considered within the context of both the objective data from Carver's competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each executive's compensation is within the competitive range of practices when compared to the objective comparative data and reasonable given Company and individual performance.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about the shares of Voting Stock authorized by Carver for issuance under equity compensation plans as of March 31, 2013.

Number of
securities
remaining
	Number of	Weighted-	available for future
	securities to be	average	issuance under
	issued upon	exercise	equity
	exercise of	price of	compensation plans
	outstanding	outstanding	(excluding
	options,	options,	securities
	warrants and	warrants	reflected in column
Plan Category	rights	and rights	(a))

Equity compensation plans approved by security holders*	5,362	$255.17	17,121

Equity compensation plans not approved by security holders	—	—	—

Total	5,362	$255.17	17,121

*Note: Shares have been adjusted to reflect Carver's 15:1 reverse stock split, effective October 27, 2011.

Carver's Stock Incentive Plans do not provide for re-pricing of stock options, which is the cancellation of shares in consideration of the exchange for other stock options to be issued at a lower price, and Carver has not acted to re-price stock options.

ADDITIONAL INFORMATION

Date for Submission of Stockholder Proposals
To be eligible for inclusion in the proxy materials for next year's annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at Carver Bancorp's executive office, 75 West 125th Street, New York, New York 10027, no later than April 18, 2014.

Notice of Business to be Conducted at Annual Meeting
Carver's Bylaws provide an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to Carver's Board of Directors. The stockholder must be a stockholder of record and have given timely notice thereof in writing to the Secretary of Carver. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (1) with respect to an annual meeting of stockholders, 60 days in advance of such meeting, if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous fiscal year's annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous fiscal year's annual meeting; and (2) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Notice shall be deemed to be first given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Carver with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A stockholder's notice to the Secretary of Carver shall set forth such information as required by the Bylaws of Carver. Nothing in this paragraph shall be deemed to require Carver to include in its proxy statement and proxy card relating to an annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See “Date for Submission of Stockholder Proposals.”
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, Carver expects that a number of brokers with account holders who are our stockholders will be “householding” its proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, Carver will promptly deliver, upon written or oral request to its address or telephone number below, a separate copy of the proxy materials and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. Direct your written request to Carver Bancorp Inc., 75 West 125th Street, New York, New York 10027, Attention: Secretary, or contact us at (718) 230-2900.

Other Matters
As of the date of this proxy statement, the Board of Directors does not know of any other matters to be brought before the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment.
Annual Report to Stockholders
A copy of the Annual Report to Stockholders for the fiscal year ended March 31, 2013 (“2013 Annual Report”), containing financial statements as of March 31, 2013 and March 31, 2012 and for each of the years in the three-year period ended March 31, 2013, prepared in conformity with generally accepted accounting principles, accompanies this proxy statement. The consolidated financial statements have been audited by KPMG LLP whose report thereon is included in the 2013 Annual Report.
The 2013 Annual Report includes a copy of Carver's annual report on Form 10-K for the fiscal year ended March 31, 2013 filed with the SEC. Stockholders may obtain, free of charge, a copy of such annual report (excluding exhibits) by writing to Sonya L. Crosswell, Vice President, Corporate Secretary and Assistant General Counsel, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (718) 230-2900. The annual report on Form 10-K for fiscal year 2013 is also available on Carver's website at www.carverbank.com and on the SEC website at www.sec.gov.

By Order of the Board of Directors,

/s/ Sonya L. Crosswell
__________________________________________________________

Sonya L. Crosswell
Vice President, Corporate Secretary and Assistant General Counsel

New York, New York
August 16, 2013

To Assure That Your Shares Are Represented at the Annual Meeting,
Please Sign, Date, and Promptly Return the Accompanying
Proxy Card in the Enclosed Postage-Paid Envelope or Use
Telephone Voting as Described in the Proxy Statement

REVOCABLE PROXY
CARVER BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 25, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARVER BANCORP, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, SEPTEMBER 25, 2013. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN ITEM 1, “FOR” THE PROPOSALS LISTED IN ITEMS 2 AND 3, AND “FOR” THE “ONE YEAR” FREQUENCY PROPOSAL IN ITEM 4.
The undersigned stockholder hereby appoints Robert Holland, Jr., and Robert R. Tarter, or either one of them, with full powers of substitution (collectively, the “Proxy Committee”), to represent and to vote as proxy, as designated, all shares of the common stock of Carver Bancorp, Inc. held of record by the undersigned on August 6, 2013 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Studio Museum in Harlem, 144 West 125th Street, New York, New York, on Wednesday, September 25, 2013 at 10:00 a.m. or at any adjournment or postponement thereof. The undersigned hereby revokes all prior proxies and authorizes the Proxy Committee to cast all votes to which the undersigned is entitled as follows:

		FOR	WITHHELD	FOR ALL EXCEPT
1.
The election as Directors of the nominees listed below each to serve for a three-year term.

Pazel G. Jackson, Jr.
Susan M. Tohbe
Deborah C. Wright

INSTRUCTION: To withhold your vote for one or more nominees, mark “For all Except” and write the name(s) of the nominee(s) on the line(s) below.

__________________________________

__________________________________
		☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2014.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Advisory (non-binding) approval of the compensation of our named executive officers as described in the proxy statement.	☐	☐	☐

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4.	An advisory, non-binding proposal with respect to the frequency that shareholders will vote on our executive compensation.	☐	☐	☐	☐

	I WILL ATTEND THE ANNUAL MEETING	☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting. Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

Signature(s)
__________________________________

__________________________________

Title: _____________________________

Date: _____________________________

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF PROPERLY SIGNED, BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN ITEM 1, “FOR” THE PROPOSALS LISTED IN ITEMS 2 AND 3, AND “FOR” THE “ONE YEAR” FREQUENCY IN ITEM 4. If any other matters properly come before the Annual Meeting, the Proxy Committee will vote the shares represented by all properly executed proxies on such matters using their best judgment. As of the date of the proxy statement, Carver Bancorp, Inc.'s management is not aware of any other such business.
Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of the Proxy Committee and previously submitted proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.
Your telephone or Internet vote authorizes the Proxy Committee to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE: Call toll-free on a touch-tone telephone 1-800-PROXIES (1-800-776-9437). There is NO CHARGE to you for this call.

OPTION A:	To vote as the Board of Directors recommends on ALL proposals, press 1.

OPTION B:	If you choose to vote on each proposal separately, press 0 and follow the instructions provided.
VOTE BY INTERNET: To vote online, please go to www.vote proxy.com and follow the instructions provided.
VOTE BY PROXY CARD: To vote by mail, please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL THE PROXY CARD.
THANK YOU FOR VOTING.